                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-57785
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 6, 1998)

[APACHE LOGO]
APACHE CORPORATION
$400,000,000

6 1/4% NOTES DUE 2012

Interest payable April 15 and October 15

ISSUE PRICE: 99.288%

The notes will mature on April 15, 2012. Interest will accrue from April 11, 2002. We may redeem some or all of the notes at any time prior to maturity at the redemption price described in this prospectus supplement. The notes are not subject to any sinking fund.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

---------------------------------------------------------------------------------------------
                                            PRICE TO       UNDERWRITING        PROCEEDS TO US
                                           PUBLIC(1)          DISCOUNTS       BEFORE EXPENSES
---------------------------------------------------------------------------------------------
Per Note                                     99.288%            0.650%              98.638%
---------------------------------------------------------------------------------------------
Total                                   $397,152,000        $2,600,000         $394,552,000
---------------------------------------------------------------------------------------------

(1) Plus accrued interest from April 11, 2002, if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about April 11, 2002.
BANC OF AMERICA SECURITIES LLC                                          JPMORGAN

BNP PARIBAS
                     DEUTSCHE BANK SECURITIES
                                        RBC CAPITAL MARKETS
                                                      SALOMON SMITH BARNEY
BANC ONE CAPITAL MARKETS, INC.

                 SCOTIA CAPITAL
                                  SG COWEN
                                               TD SECURITIES
                                                           WACHOVIA SECURITIES
April 8, 2002

                               TABLE OF CONTENTS

                                        PAGE
PROSPECTUS SUPPLEMENT
About this prospectus supplement and
   the accompanying prospectus........   S-2
Cautionary statements regarding
   forward-looking statements.........   S-3
Apache Corporation....................   S-3
Recent developments...................   S-4
Use of proceeds.......................   S-4
Ratio of earnings to fixed charges....   S-5
Description of notes..................   S-5
Underwriting..........................  S-11
Legal Matters.........................  S-13

                                        PAGE
PROSPECTUS
Available Information.................    2
Information Incorporated by
   Reference..........................    2
Safe Harbor Statement under the
   Private Securities Litigation
   Reform Act of 1995.................    3
The Company...........................    3
Use of Proceeds.......................    4
Ratios of Earnings to Combined Fixed
   Charges and Preferred Stock
   Dividends..........................    4
Description of Debt Securities........    4
Description of Capital Stock..........   13
Plan of Distribution..................   15
Legal Matters.........................   16
Experts...............................   16

                      ABOUT THIS PROSPECTUS SUPPLEMENT AND
                          THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes. Generally, the term "prospectus" refers to both parts combined.

If the description of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to provide you with different information or to offer the notes in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. In this prospectus supplement, "Apache," "we," "us," and "our" mean Apache Corporation. Unless otherwise stated, the dollar amounts and financial data contained in this prospectus supplement and the accompanying prospectus are presented in U.S. dollars.

                             ---------------------

                        CAUTIONARY STATEMENTS REGARDING
                           FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference contain statements that constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including, without limitation, those relating to our future financial position, business strategy, budgets, reserve information, projected levels of production, projected costs and plans and objectives of management for future operations, are forward-looking statements.

Words such as "expect," "anticipate," "estimate," "intend," "plan," "believe" and similar expressions are intended to identify forward-looking statements.

Although we believe our expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

       - the market prices of oil and gas;

       - economic and competitive conditions;

       - inflation rates;

       - legislative and regulatory changes;

       - financial market conditions;

       - political and economic uncertainties of foreign governments; and

       - future business decisions.

In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                               APACHE CORPORATION

Apache Corporation, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids. In North America, our exploration and production interests are focused in the Gulf of Mexico, the Gulf Coast, the Permian Basin, the Anadarko Basin and the Western Sedimentary Basin of Canada. Outside of North America we have exploration and production interests offshore Western Australia, in Egypt and Argentina, and exploration interests in Poland and offshore The People's Republic of China. Our common stock, par value $1.25 per share, has been listed on the New York Stock Exchange since 1969, and on the Chicago Stock Exchange since 1960. Our principal executive offices are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400. Our telephone number is (713) 296-6000.

                              RECENT DEVELOPMENTS

GLOBAL CREDIT FACILITY

We have a $1 billion global credit facility that consists of three separate bank facilities: a $700 million facility in the United States; a $175 million facility in Australia; and a $125 million facility in Canada. The global credit facility enables us to draw on the entire $1 billion facility without restrictions tied to periodic revaluation of our oil and gas reserves. The global credit facility is scheduled to mature on June 12, 2003. We also have a $500 million 364-day revolving credit facility with a group of banks. The terms of this facility, other than the maturity date, are substantially the same as those of our global credit facility. This facility is used, along with the U.S. portion of the global credit facility, to support our commercial paper program. The 364-day revolving credit facility allows us to convert outstanding revolving loans into one-year term loans on the revolving commitment termination date. The 364-day revolving credit facility is scheduled to mature on July 12, 2002.

As of April 5, 2002, nothing was outstanding under our global credit facility or under our 364-day revolving credit facility and $676.6 million was outstanding under our commercial paper program.

Affiliates of the underwriters, including the trustee for the notes, are agent banks and/or lenders under our existing global credit facility and/or 364-day revolving credit facility. See "Underwriting."

We are in the process of replacing our global credit facility and 364-day revolving credit facility or, alternatively, extending either or both of these facilities and do not anticipate any difficulty in replacing or extending them.

OTHER MATTERS

On March 29, 2002, our board of directors resolved (i) not to engage Arthur Andersen LLP to continue serving as our independent accountants and (ii) to engage Ernst & Young LLP, effective immediately, to serve as our independent accountants. For further information, please refer to our Current Report on Form 8-K dated March 29, 2002, which we filed with the SEC and is incorporated by reference in the accompanying prospectus. Relief that may be available to investors under the federal securities laws against auditing firms may not be available as a practical matter against Arthur Andersen should it cease to operate or be financially impaired.

                                USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes, which is estimated to be approximately $394.1 million (after deducting underwriting compensation and other expenses of the offering), to repay a portion of our outstanding commercial paper, with any remaining balance to be used for general corporate purposes. We used the proceeds from the issuance of the commercial paper for general corporate purposes. As of April 5, 2002, we had $676.6 million in principal amount of commercial paper bearing interest at an average weighted rate of 1.9699 percent per year. We will continue to incur short-term indebtedness to finance current operations.

                       RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges were as follows for the respective periods indicated:

--------------------------------
    YEAR ENDED DECEMBER 31,
--------------------------------
2001   2000   1999    1998  1997
--------------------------------
6.71   7.41   3.03       -  2.93
--------------------------------

Our ratios of earnings to fixed charges were computed based on:

       - "earnings," which consist of consolidated income or loss from continuing operations plus income taxes, preferred interests of subsidiaries and fixed charges, except capitalized interest and preferred dividend requirements of consolidated subsidiaries; and

       - "fixed charges," which consist of interest on indebtedness, including capitalized interest, amortization of debt discount and expense, and the estimated portion of rental expense attributable to interest and preferred dividend requirements of consolidated subsidiaries.

Our 1998 earnings were inadequate to cover fixed charges by $237.0 million due to the $243.2 million non-cash write down of the carrying value of our U.S. oil and gas properties for the year ended December 31, 1998.

                              DESCRIPTION OF NOTES

We will issue the notes under the indenture referred to in the accompanying prospectus. The following description and the description in the accompanying prospectus are summaries of the material provisions of the notes and the indenture. These descriptions do not restate the indenture in its entirety. We urge you to read the indenture because it, and not these descriptions, defines your rights as holders of the notes. We have filed a copy of the indenture as an exhibit to the registration statement, which includes the accompanying prospectus.

This description of the notes, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the indenture in the accompanying prospectus. The notes are "debt securities" as that term is used in the accompanying prospectus.

With certain exceptions and pursuant to certain requirements set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus.

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. At April 5, 2002, we had $2.32 billion of senior unsecured indebtedness outstanding. The notes will mature on April 15, 2012. Interest on the notes will accrue at the rate of 6.25% per year and will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2002. Interest on the notes will accrue from April 11, 2002, or from the most recent interest payment date to which interest has been paid or duly provided for, and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We will make each interest payment to the person in whose name the notes are registered at the close of business on the April 1 or October 1 preceding the applicable interest date, whether or not that date is a business day, as the case may be. Interest payments on the notes will include interest accrued to, but excluding, the applicable interest payment date or maturity date. If any interest payment date or maturity date falls on a day that is not a business day, the payment will be made on the next business day and, unless we default on the payment, no interest will accrue for the period from and after the interest payment date or maturity date. "Business day" means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

We do not intend to apply to list the notes on any securities exchange or to include them on any automated quotation system.

If a change in control, as defined in the accompanying prospectus, occurs, each holder of notes may elect to require us to repurchase the holder's notes. If a holder makes this election, we must purchase the holder's notes for their principal amount plus accrued interest to the purchase date. See "Description of Debt Securities--Company's Obligation to Purchase Debt Securities On Change in Control" in the accompanying prospectus.

JP Morgan Chase Bank, the trustee for the notes and an affiliate of J.P. Morgan Securities Inc. ("JPMorgan"), is an agent bank and a lender under our global credit facility and our 364-day revolving credit facility.

OPTIONAL REDEMPTION

The notes are redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (i) 100 percent of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 20 basis points, plus, in each case, accrued interest to the date of redemption. We will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the holders of the notes as of the close of business on the record date immediately preceding that interest payment date.

"Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Referenced Treasury Dealers or Dealer as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

"Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four but more than one such Reference Treasury Dealer Quotations, the average of all such Quotations or (iii) or if the trustee obtains only one such Referenced Treasury Dealer Quotation, such quotation.

"Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of the principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

"Reference Treasury Dealer" means each of (i) Banc of America Securities LLC and J.P. Morgan Securities Inc. (or their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if either of the foregoing ceases being a U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we may substitute another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer(s) selected by the trustee after consultation with us.

Holders of notes to be redeemed will be given notice of redemption, at their addresses as set forth in the security register for the notes, at least 30 and not more than 60 days prior to the date fixed for redemption.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portion thereof called for redemption.

Except as noted above, the notes are not redeemable prior to maturity and will not be subject to any sinking fund.

GLOBAL SECURITIES

The notes will be issued in the form of one or more global notes registered in the name of The Depository Trust Company, also referred to as DTC, as depositary, or its nominee. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all the notes.

DTC has also informed us that it is:

- a limited-purpose trust company organized under New York banking laws;

- a "banking organization" within the meaning of the New York banking laws;

- a member of the Federal Reserve System;

- a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

- a "clearing agency" registered under the Securities Exchange Act.

DTC has also informed us that it was created to:

- hold securities for "participants"; and

- facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

No person that acquires a beneficial interest in a global note will be entitled to receive a certificate representing the notes, except as set forth in this prospectus supplement. Unless and until individual notes are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of notes issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such notes.

When we issue the global note or notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual notes represented by the global note to the accounts of participants designated by the underwriters that have accounts with the depositary. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in a global note will be shown on records maintained by the depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global note.

As long as DTC, or its nominee, is the registered owner of a global note, DTC or its nominee will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

- will not be entitled to have any of the underlying notes registered in their names;

- will not receive or be entitled to receive physical delivery of any of the underlying notes in definitive form; and

- will not be considered the owners or holders under the indenture relating to the underlying notes.

Payments of principal of, and any premium and interest on, the notes represented by a global note registered in the name of DTC or its nominee will be made to DTC or its nominee as the registered owner of a global note representing the notes. Neither we, the trustee, any paying agent nor the registrar for the notes will be responsible for any aspect of the records relating to or payments made by DTC or any participants on account of beneficial interests in the global note.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium or interest relating to a global note, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those participants.

If DTC is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, or if an event of default with respect to the notes has occurred and is continuing, we will issue individual notes in exchange for a global note. Further, if we specify, an owner of a beneficial interest in the global note may, on terms acceptable to us, the trustee and DTC, receive individual notes in exchange for those beneficial interests. In that instance, the owner of the beneficial interest will be entitled to physical delivery of individual notes equal in principal amount to its beneficial interest and to have the notes registered in its name. Those individual notes will be issued in denominations of $1,000 or integral multiples of $1,000. Any global note that is exchangeable in accordance with this paragraph will be exchangeable for notes registered in such names as DTC directs.

If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive notes. Upon surrender by DTC of the global note or notes representing the notes and delivery of instructions for re-registration, the registrar, transfer agent or trustee, as the case may be, will reissue the notes as definitive notes. After reissuance of the notes, such persons will recognize the beneficial owners of such definitive notes as registered holders of notes.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in notes may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent or trustee as registered holders of the notes entitled to the benefits of the certificate or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of notes among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of notes have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

The notes will settle in DTC's Same-Day Funds Settlement System and trade in that system in book-entry form until maturity. Therefore, secondary market trading activity for the notes will settle in immediately available funds. We will pay principal, premium, if any, and interest in respect of the global notes to DTC in immediately available funds. There can be no assurance as to the effect, if any, that settlement in immediately available funds will have on trading activity in the notes.

Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of notes issued in book-entry form to pledge those notes to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the notes.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any notes under the certificate or the indenture only at the direction of one or more participants to whose accounts with DTC the notes are credited.

We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize owners of beneficial interests in the global notes owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners.

Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to Cede & Co. If less than all of the principal amount of the notes is to be redeemed, we believe that DTC's current practice is to determine by lot the interests of the participants to be redeemed.

According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Except as described above:

- a global note may not be transferred except as a whole global note by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

- DTC may not sell, assign or otherwise transfer any beneficial interest in a global note unless the beneficial interest is in an amount equal to an authorized denomination for the notes evidenced by the global note.

None of Apache, the trustee, any registrar or transfer agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a global note.

                                  UNDERWRITING

Apache and the underwriters for the offering named below have entered into an underwriting agreement and a terms agreement with respect to the notes. Subject to certain conditions set forth in the underwriting agreement, each underwriter has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes indicated in the following table.

-------------------------------------------------------------------------------
                                                               PRINCIPAL AMOUNT
UNDERWRITERS                                                           OF NOTES
-------------------------------------------------------------------------------
Banc of America Securities LLC..............................   $    121,000,000
J.P. Morgan Securities Inc. ................................   $    121,000,000
BNP Paribas Securities Corp. ...............................   $     22,000,000
Deutsche Bank Securities Inc. ..............................   $     22,000,000
RBC Dominion Securities Corporation.........................   $     22,000,000
Salomon Smith Barney Inc. ..................................   $     22,000,000
Banc One Capital Markets, Inc. .............................   $     14,000,000
First Union Securities, Inc. ...............................   $     14,000,000
Scotia Capital (USA) Inc. ..................................   $     14,000,000
SG Cowen Securities Corporation.............................   $     14,000,000
TD Securities (USA) Inc. ...................................   $     14,000,000
                                                               ----------------

Total.......................................................   $    400,000,000
-------------------------------------------------------------------------------

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the price to public set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the price to public of up to 0.40% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the price to public of up to 0.25% of the principal amount of notes. If all the notes are not sold at the price to public, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriter in the offering, which creates a short position. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $503,200. The underwriters have agreed to reimburse us for some of these expenses.

The following table shows the underwriting commissions to be paid to the underwriters by Apache in connection with this offering (expressed as a percentage of the principal amount of the notes):

----------------------------------------------------------------------------
                                                              PAID BY APACHE
----------------------------------------------------------------------------
Per note....................................................           0.65%
----------------------------------------------------------------------------

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Each of Banc of America Securities LLC and JPMorgan will make the notes available for distribution on the Internet through a proprietary Web site and/or third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc of America Securities LLC and JPMorgan and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc of America Securities LLC and JPMorgan based on transactions Banc of America Securities LLC and JPMorgan conduct through the system. Banc of America Securities LLC and JPMorgan will make the notes available to their customers through Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

First Union Securities, Inc., a subsidiary of Wachovia Corporation, conducts its investment banking, institutional and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus supplement, however, do not include Wachovia Securities, Inc., member NASD/SIPC, a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the notes.

JP Morgan Chase Bank, the trustee for the notes, is an affiliate of JPMorgan, one of the underwriters. The underwriters and or certain of their affiliates have performed or may in the future perform other investment banking, commercial banking and/or other financial services to us or our affiliates.

J.P. Morgan Ventures Corporation, an affiliate of JPMorgan, holds preferred stock with a liquidation preference of $52 million and a debt security in the principal amount of $37 million issued on August 9, 2001 by Apache Clearwater, Inc., an affiliate of Apache. Dividends on the preferred stock, which are payable quarterly, accrue at a rate equal to such liquidation preference multiplied by LIBOR plus 1.15%. The debt security bears interest at a floating rate equal to LIBOR plus 1.05% and matures on August 9, 2003.

                                 LEGAL MATTERS

Certain legal matters regarding the offering of the notes, other than United States federal or state securities laws, have been passed upon for us by our Attorney and Assistant Secretary, Jeffrey B. King. As of the date of this prospectus supplement, Mr. King owns 90.5 shares of Apache Common Stock through Apache 's 401(k) savings plan; holds employee stock options to purchase 7,108 shares of Apache Common Stock, of which 2,116 options are currently exercisable; and holds a conditional grant under Apache Corporation's 2000 Share Price Appreciation Plan relating to 6,379 shares of Apache Common Stock, none of which is vested.

Certain legal matters will also be passed upon for us by Chamberlain, Hrdlicka, White, Williams & Martin, Houston, Texas, and certain legal matters will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York.

PROSPECTUS


                                  $500,000,000

                              [APACHE CORP. LOGO]

                                DEBT SECURITIES
                                PREFERRED STOCK

     Apache Corporation (the "Company" or "Apache") may from time to time offer unsecured senior debt securities in one or more series ("Debt Securities"), and/or preferred stock, no par value per share, in one or more series ("Preferred Stock" and together with the Debt Securities, the "Securities"), at an aggregate initial offering price not to exceed $500,000,000, in amounts, at prices and on terms to be determined at the time of sale and, to the extent not set forth herein, set forth in an accompanying Prospectus Supplement. The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currency, denominations, maturity, interest rate (which may be fixed or variable), method of distribution, and any prepayment and, original issue discount or other variable terms with regard to time of payment of interest, if any, terms for redemption at the option of the Company or the holder, the initial public offering price, and the other specific terms of the series of the Debt Securities in respect of which this Prospectus is being delivered, to the extent not set forth herein, will be set forth in the applicable Prospectus Supplement. The specific designation, rights, preferences, privileges and restrictions, including, where applicable, the dividend rate (or manner of calculation thereof), time of payment of dividends, liquidation value, listing (if any) on a securities exchange, terms for mandatory or optional redemption and any other specific terms of the series of the Preferred Stock in respect of which this Prospectus is being delivered, to the extent not set forth herein, will be set forth in the applicable Prospectus Supplement. If so specified in the applicable Prospectus Supplement, the Preferred Stock may be represented by Depositary Shares entitling the holders proportionally to all rights and preferences of the Preferred Stock.

     The applicable Prospectus Supplement will contain information, where applicable, concerning certain United States federal income tax considerations relating to the Securities covered by such Prospectus Supplement, any listing or proposed listing of such Securities on a securities exchange and, if the Securities are issued in fully registered book-entry form, a description of the depository arrangements.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

     The Securities may be sold (i) through underwriters or dealers, (ii) directly by the Company to a limited number of institutional purchasers or to a single purchaser, (iii) through agents designated from time to time, or (iv) through any combination of the above. If any agents of the Company or any underwriters are involved in the sale of the Securities, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for indemnification arrangements which the Company may make available to underwriters and agents for the sale of the Securities.


                  The date of this Prospectus is July 6, 1998.

                             AVAILABLE INFORMATION

     Apache is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by Apache can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Also, the SEC maintains a web site that contains reports, proxy statements and other information regarding the Company at http://www.sec.gov. In addition, reports, proxy statements and other information concerning Apache may be inspected at the offices of The New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005, and also at the offices of the Chicago Stock Exchange ("CSE"), One Financial Place, 440 S. LaSalle Street, Chicago, Illinois 60605-1070. The address of the Company's principal executive offices and its telephone number are 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 and (713) 296-6000.

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed, each such statement being qualified in its entirety by such reference.
                             ---------------------

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents previously filed by the Company (SEC File No. 1-4300) with the SEC pursuant to the Exchange Act are incorporated in and made a part of this Prospectus:

          a. Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

          b. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

          c. Current Report on Form 8-K dated January 29, 1998.

          d. Current Report on Form 8-K dated June 18, 1998.

     All documents which the Company files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge, upon the written or oral request of any person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents referred to above which are incorporated in this Prospectus by reference, other than exhibits to such documents. Requests should be directed to Cheri L. Peper, Corporate Secretary, Apache Corporation, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400; (713) 296-6000.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995

     Certain forward-looking information contained in this Prospectus and certain material incorporated by reference herein is being provided, and certain forward-looking information in each Prospectus Supplement will be provided, in reliance upon the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 as set forth in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies and objectives concerning the Company's future financial and operating performance. Such forward-looking information is subject to assumptions and beliefs based on current information known to the Company and factors that could yield actual results differing materially from those anticipated. Such factors include, without limitation, the prices received for the Company's oil and natural gas production, the costs of acquiring, finding, developing and producing reserves, the rates of production of the Company's hydrocarbon reserves, the Company's success in acquiring or finding additional reserves, unforeseen operational hazards, significant changes in tax or regulatory environments, and the political, economic and financial uncertainties of foreign operations.
                             ---------------------

     All defined terms under Rule 4-10(a) of Regulation S-X promulgated under the Securities Act shall have their statutorily-prescribed meanings when used in this Prospectus. Quantities of natural gas are expressed in this Prospectus and will be expressed in each Prospectus Supplement in terms of thousand cubic feet ("Mcf"), million cubic feet ("MMcf") or billion cubic feet ("Bcf"). Oil (which includes condensate) is quantified in terms of barrels ("bbls"), thousands of barrels ("Mbbls") and millions of barrels ("MMbbls"). One barrel of oil is treated as the energy equivalent of six Mcf of natural gas, expressed as a barrel of oil equivalent. Natural gas is compared to oil in terms of thousand barrels of oil equivalent ("Mboe") and in million barrels of oil equivalents ("MMboe"). Oil and natural gas liquids are compared with natural gas in terms of million cubic feet equivalent ("MMcfe") and billion cubic feet equivalent ("Bcfe"). Daily oil and gas production is expressed in terms of barrels of oil per day ("bopd") and thousands of cubic feet of gas per day ("Mcfd"), respectively. The Company's "net" working interest in wells or acreage is determined by multiplying gross wells or acreage by the Company's working interest therein. Unless otherwise specified, all references to wells and acres are gross. Unless otherwise specifically provided herein or in any accompanying Prospectus Supplement, references to "$" or dollars in this Prospectus or any such Prospectus Supplement shall mean United States dollars.

                                  THE COMPANY

     Apache, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops and produces crude oil and natural gas. In North America, the Company's exploration and production interests are focused on the Gulf of Mexico, the Anadarko Basin, the Permian Basin, the Gulf Coast and the Western Sedimentary Basin of Canada. Outside of North America, the Company has exploration and production interests offshore Western Australia and in Egypt, and exploration interests in Poland, offshore the People's Republic of China, offshore the Ivory Coast and in Indonesia. The Company's common stock, par value $1.25 per share ("Apache Common Stock"), has been listed on the NYSE since 1969, and on the CSE since 1960.

     The Company holds interests in many of its North American and international properties through operating subsidiaries, such as Apache Canada Ltd., MW Petroleum Corporation, Apache Energy Limited, Apache International, Inc., Apache Overseas, Inc., and Apache PHN Company, Inc. The Company treats all operations as one segment of business.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used to refinance outstanding indebtedness and for other general corporate purposes. To the extent proceeds are used to refinance outstanding indebtedness, certain terms of the indebtedness being refinanced will be set forth in the applicable Prospectus Supplement.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The Company's ratios of earnings to combined fixed charges and preferred stock dividends were as follows for the respective periods indicated:

THREE MONTHS ENDED
     MARCH 31,            YEAR ENDED DECEMBER 31,
-------------------   --------------------------------
  1998       1997     1997   1996   1995   1994   1993
--------   --------   ----   ----   ----   ----   ----
  1.60       4.07     2.93   2.72   1.15   2.34   2.37

     The Company's ratios of earnings to combined fixed charges and preferred stock dividends were computed based on: (A) consolidated income or losses from continuing operations before income taxes, fixed charges (excluding interest capitalized) and preferred stock dividends; and (B) consolidated fixed charges, which consist of interest on indebtedness (including amounts capitalized), amortization of debt discount and expense, the estimated portion of rental expense attributable to interest and preferred stock dividends. On May 17, 1995, Apache acquired DEKALB Energy Company ("DEKALB", now known as DEK Energy Company) through a merger which resulted in DEKALB becoming a wholly-owned subsidiary of Apache. The merger was accounted for as a "pooling of interests." As a result, Apache's financial information for all preceding periods was restated.

     No shares of Preferred Stock were outstanding during any of the periods presented. Accordingly, the ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods presented above is the same as the ratios of earnings to fixed charges for such periods.

                         DESCRIPTION OF DEBT SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued under an indenture (as supplemented from time to time, the "Indenture") entered into between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). References herein to "Sections" are references to Sections of the Indenture unless otherwise indicated. The Debt Securities to be offered by this Prospectus are limited to an aggregate initial offering price not to exceed $500,000,000. However, the Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that additional Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The payment of principal of, and premium, if any, and interest on the Debt Securities will rank pari passu with all other unsecured unsubordinated indebtedness of the Company. Unless otherwise indicated herein or in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     The Indenture is listed as an exhibit to the Registration Statement of which this Prospectus is a part. The information herein includes a summary of certain provisions of the Indenture and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. The following summaries set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described, to the extent not described herein, in the Prospectus Supplement relating to such Debt Securities.

GENERAL

     Reference is made to the Prospectus Supplement that accompanies this Prospectus for the following terms and other information with respect to the Debt Securities being offered thereby, to the extent not described herein: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of the principal amount at which such Debt Securities will be issued; (iii) the date (or the manner of determining or extending the date or dates) on which the principal of such Debt Securities will be payable; (iv) whether such Debt Securities will be issued in fully registered form or in bearer form or any combination thereof; (v) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form; (vi) if other than U.S. dollars, the currency or currencies or currency unit or units in which Debt Securities may be denominated and purchased and the currency or currencies or currency units in which principal, premium (if any) and any interest may be payable; (vii) if the currency or currencies or currency unit or units for which Debt Securities may be purchased or in which principal, premium (if any) and any interest may be payable is at the election of the Company or the purchaser, the manner in which such an election may be made and the terms of such election; (viii) the rate or rates per annum at which such Debt Securities will bear interest, if any, or the method or methods of determination of such rate or rates and the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months; (ix) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the date or dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the regular record dates for such interest payment dates, if any; (x) the date or dates, if any, on or after which, or the period or periods, if any, within which, and the price or prices at which such Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holder thereof and the other terms and provisions of such optional redemption; (xi) information with respect to book-entry procedures relating to global Debt Securities; (xii) whether and under what circumstances the Company will pay Additional Amounts (as defined in the Indenture) as contemplated by Section 1004 of the Indenture (the term "interest," as used in this Prospectus, shall include such Additional Amounts) on such Debt Securities to any holder who is a United States Alien (as defined in the Indenture) (including any modification to the definition of such terms contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (xiii) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to any of such Debt Securities; (xiv) if either or both of Section 402(2) relating to defeasance or Section 402(3) relating to covenant defeasance shall not be applicable to such Debt Securities or any covenants in addition to those specified in Section 402(3) relating to such Debt Securities shall be subject to covenant defeasance, and any deletions from, or modifications or additions to, the provisions of Article Four of the Indenture relating to satisfaction and discharge in respect of such Debt Securities; (xv) any index or other method used to determine the amount of payments of principal, premium (if any) and any interest on such Debt Securities; (xvi) if a trustee other than The Chase Manhattan Bank is named for such Debt Securities, the name of such trustee; and
(xvii) any other specific terms of the such Debt Securities. All Debt Securities of any one series need not be issued at the same time and all the Debt Securities of any one series need not bear interest at the same rate or mature on the same date. (Section 301.)

     If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of, or premium, if any, or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currencies or foreign currency units will be set forth in the applicable Prospectus Supplement. (Section 302.)

     Other than as described below under "Limitation on Liens," "Limitation on Sale/Leaseback Transactions" and "Company's Obligation to Purchase Debt Securities on Change in Control," the Indenture does not contain any provision that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a decline in the credit quality of the Company or a takeover, recapitalization or highly leveraged or similar transaction involving the Company. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby, to the extent not otherwise described herein, for any information with respect to any deletions from, modifications of or additions to the Events of Default described below and contained in the Indenture, including any addition of a covenant or other provision providing event risk or similar protection.

INTEREST RATES

     The Debt Securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities shall bear interest on the basis of a 360-day year consisting of twelve 30-day months.

DISCOUNT, SERIES, MATURITIES, REGISTRATION AND PAYMENT

     The Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

     The Debt Securities may be issued in one or more series with the same or various maturities. (Section 301.) Debt Securities may be issued solely in fully registered form without coupons ("Registered Securities"), solely in bearer form with or without coupons ("Bearer Securities"), or as both Registered Securities and Bearer Securities. (Section 301.) Registered Securities may be exchangeable for other Debt Securities of the same series, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the office mentioned below. No service charge will be made to the holder for any such exchange or transfer, except for any tax or governmental charge incidental thereto. If Debt Securities of any series are issued as Bearer Securities, the applicable Prospectus Supplement will contain any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and, if permitted by applicable laws and regulations, the terms upon which Registered Securities of the series may be exchanged for Bearer Securities of the series, whether such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series and the circumstances under which any such exchanges may occur.

     Unless otherwise specified in the applicable Prospectus Supplement, principal and interest, if any, on the Debt Securities offered thereby are to be payable at the office or agency of the Company maintained for such purposes in the city where the principal corporate trust office of the Trustee is located, and will initially be the principal corporate trust office of the Trustee, provided that payment of interest, if any, may be made (subject to collection) at the option of the Company by check mailed to the persons in whose names the Debt Securities are registered at the close of business on the day specified in the applicable Prospectus Supplement.

FORM, EXCHANGE AND REGISTRATION OF TRANSFER

     Debt Securities will be exchangeable for other Debt Securities of the same series and of like tenor, in any authorized denominations and of a like aggregate principal amount and Stated Maturity (as defined in the Indenture). Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) at the office of the Trustee or at the office of any transfer agent designated by the Company for such purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the books of the Trustee or such transfer agent contingent upon such Trustee or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305.)

     In the event of any redemption of Debt Securities, the Company shall not be required to: (i) issue, register the transfer of or exchange such Debt Securities during a period beginning at the opening of business

15 days before any selection of such Debt Securities to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any such Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305.)

LIMITATION ON LIENS

     Nothing in the Indenture or the Debt Securities will in any way limit the amount of indebtedness or securities which may be incurred or issued by the Company or any of its Subsidiaries (as defined in the Indenture). The Indenture provides that neither the Company nor any Subsidiary will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed secured by a mortgage, lien, pledge, security interest or other encumbrance (defined in the Indenture as "Liens") upon any of its property, subject to certain exceptions set forth in the Indenture, without making effective provisions whereby any and all Debt Securities then outstanding shall be secured by a Lien equally and ratably with any and all other obligations thereby secured. Such restrictions will not, however, apply to (a) Liens existing on the date of the Indenture or provided for under the terms of agreements existing on the date thereof; (b) Liens securing (i) all or part of the cost of exploring, producing, gathering, processing, marketing, drilling or developing any properties of the Company or any of its Subsidiaries, or securing indebtedness incurred to provide funds therefor or (ii) indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing any such property or assets, or securing indebtedness incurred to provide funds therefor; (c) Liens which secure only indebtedness owing by a Subsidiary to the Company, or to one or more Subsidiaries, or the Company and one or more Subsidiaries; (d) Liens on the property of any corporation or other entity existing at the time such corporation or entity becomes a Subsidiary; (e) Liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality of either or indebtedness issued to or guaranteed for the benefit of a foreign government, any state or any department, agency or instrumentality of either or an international finance agency or any division or department thereof, including the World Bank, the International Finance Corp. and the Multilateral Investment Guarantee Agency; (f) any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien referred to in the foregoing clauses (a) through (e) existing on the date of the Indenture; (g) certain Liens incurred in the ordinary course of business or (h) Liens which secure Limited Recourse Indebtedness (as defined in the Indenture). The following types of transactions, among others, shall not be deemed to create indebtedness secured by Liens: (i) the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such crude oil, natural gas or other petroleum hydrocarbons, or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest and (ii) Liens required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States government or any foreign government or international finance agency, any state or any department thereof, or any agency or instrumentality of either, or to secure partial, progress, advance or other payments to the Company or any Subsidiary by any such entity pursuant to the provisions of any contract or statute. (Section 1005.)

LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     The Indenture provides that neither the Company nor any Subsidiary will enter into any arrangement with any person (other than the Company or a Subsidiary) providing for the leasing to the Company or a Subsidiary for a period of more than three years of any property which has been, or is to be, sold or transferred by the Company or such Subsidiary to such person or to any person (other than the Company or a Subsidiary) to which funds have been or are to be advanced by such person on the security of the leased property unless either (a) the Company or such Subsidiary would be entitled, pursuant to the provisions described under "Limitation on Liens" above, to incur indebtedness in a principal amount equal to or exceeding the value of such sale/leaseback transaction, secured by a Lien on the property to be leased; (b) since the date of the

Indenture and within a period commencing six months prior to the consummation of such arrangement and ending six months after the consummation thereof, the Company or such Subsidiary has expended or will expend for any property (including amounts expended for the acquisition, exploration, drilling or development thereof, and for additions, alterations, improvements and repairs thereto) an amount equal to all or a portion of the net proceeds of such arrangement and the Company elects to designate such amount as a credit against such arrangement (with any such amount not being so designated to be applied as set forth in (c) below); or (c) the Company, during or immediately after the expiration of the 12 months after the effective date of such transaction, applies to the voluntary defeasance or retirement of the Debt Securities and its other Senior Indebtedness (as defined in the Indenture) an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such transaction or the fair value, in the opinion of the board of directors of the Company of such property at the time of entering into such transaction (in either case adjusted to reflect the remaining term of the lease and any amount utilized by the Company as set forth in (b) above), less an amount equal to the principal amount of Senior Indebtedness voluntarily retired by the Company within such 12-month period. (Section 1006.)

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable Prospectus Supplement, any one of the following events will constitute an "Event of Default" under the Indenture with respect to the Debt Securities of any series: (a) failure to pay any interest on any Debt Security of such series when due, continued for 30 days; (b) failure to pay principal of (or premium, if any) on the Debt Securities of such series when due and payable, either at Maturity or, if applicable, at 12:00 noon on the Business Day following a Change in Control Purchase Date, as defined below; (c) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture or the Debt Securities (other than a covenant or warranty included in the Indenture solely for the benefit of a series of securities other than the Debt Securities), continued for 60 days after written notice as provided in the Indenture; (d) the acceleration of any Indebtedness (as defined in the Indenture) of the Company or any Subsidiary in excess of an aggregate of $25,000,000 in principal amount under any event of default as defined in any mortgage, indenture or instrument and such acceleration has not been rescinded or annulled within 30 days after written notice as provided in the Indenture specifying such Event of Default and requiring the Company to cause such acceleration to be rescinded or annulled;
(e) failure to pay, bond or otherwise discharge within 60 days of entry, a judgment, court order or uninsured monetary damage award against the Company or any Subsidiary exceeding an aggregate of $25,000,000 in principal amount which is not stayed on appeal or otherwise being appropriately contested in good faith; (f) certain events of bankruptcy, insolvency or reorganization involving the Company or any Subsidiary; and (g) any other Event of Default provided with respect to the Debt Securities of that series. (Section 501.)

     If an Event of Default with respect to the Debt Securities of any series (other than an Event of Default described in (e) or (f) of the preceding paragraph) occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of such Debt Securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the Debt Securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (e) or (f) of the preceding paragraph shall cause the principal amount and accrued interest (or such lesser amount as provided for in the Debt Securities of such series) to become immediately due and payable without any declaration or other act by the Trustee or any holder. (Section 502.)

     The Indenture provides that, within 90 days after the occurrence of any Event of Default thereunder with respect to the Debt Securities of any series, the Trustee shall transmit, in the manner set forth in the Indenture, notice of such Event of Default to the holders of the Debt Securities of such series unless such Event of Default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, or additional amounts, if any, on any Debt Security of such series, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers (as defined in the Indenture) of the Trustee has in good faith determined that the withholding of such notice is in the interest of the holders of Debt Securities of such series. (Section 602.)

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Debt Securities of such series by all appropriate judicial proceedings. (Section 504.)

     The Indenture provides that, subject to the duty of the Trustee during any default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 601.) Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 512.)

COMPANY'S OBLIGATION TO PURCHASE DEBT SECURITIES ON CHANGE IN CONTROL

     Upon the occurrence of a "Change in Control" as defined in the Indenture, the Company shall mail within 15 days of the occurrence of such Change in Control written notice regarding such Change in Control to the Trustee of the Debt Securities of each series and to every holder thereof, after which the Company shall be obligated, at the election of each holder thereof, to purchase such Debt Securities. Under the Indenture, a "Change in Control" is deemed to occur upon (a) the occurrence of any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing beneficial ownership of either (i) 50% or more of the Apache Common Stock then outstanding or (ii) 50% or more of the voting power of the voting stock of the Company then outstanding; (b) the consummation of sale, transfer, lease, or conveyance of the Company's properties and assets substantially as an entirety to any Person or Persons who are not Subsidiaries (as such terms are defined in the Indenture) of the Company; and (c) the consummation of any consolidation of the Company with or merger of the Company into any other Person in a transaction in which either (i) the Company is not the sole surviving corporation or (ii) Apache Common Stock existing prior to such transaction is converted into cash, securities or other property and those exchanging Apache Common Stock do not receive either (x) 75% or more of the survivor's common stock or (y) 75% or more of the voting power of the survivor's voting stock, following the consummation of such transaction. The notice to be sent to the Trustee and every holder upon a Change in Control shall, in addition, be published at least once in an Authorized Newspaper (as defined in the Indenture) and shall state (a) the event causing the Change in Control and the date thereof, (b) the date by which notice of such Change in Control is required by the Indenture to be given, (c) the date (which date shall be 35 business days after the occurrence of the Change in Control) by which the Company shall purchase Debt Securities to be purchased pursuant to the selling holder's exercise of rights on Change in Control (the "Change in Control Purchase Date"),
(d) the price specified in such Debt Securities for their purchase by the Company (the "Change in Control Purchase Price"), (e) the name and address of the Trustee, (f) the procedure for surrendering Debt Securities to the Trustee or other designated office or agent for payment, (g) a statement of the Company's obligation to make prompt payment on proper surrender of such Debt Securities, (h) the procedure for holders' exercise of rights of sale of such Debt Securities by delivery of a "Change in Control Purchase Notice," and (i) the procedures for withdrawing a Change in Control Purchase Notice. No purchase of any Debt Securities shall be made if there has occurred and is continuing an Event of Default under the Indenture (other than default in payment of the Change in Control Purchase Price). In connection with any purchase of Debt Securities under this paragraph, the Company will comply with all Federal and state securities laws, including, specifically, Rule 13E-4, if applicable, of the Exchange Act, and any related Schedule 13E-4 required to be submitted under such Rule. (Section 1601.)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars or in the Foreign Currency (as defined below) in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be. (Section 401.)

     The Indenture provides that, unless the provisions of Section 402 thereof are made inapplicable to the Debt Securities of or within any series pursuant to
Section 301 thereof, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and other obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency with respect to such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under the covenants described in "Limitation on Liens" and "Limitation on Sale/Leaseback Transactions" above or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by the Company with the Trustee, in trust of an amount, in U.S. dollars or in the Foreign Currency in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities on the scheduled due dates therefor. (Section 401.)

     Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound,
(ii) no default or Event of Default with respect to the Debt Securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the Company, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture. (Section 402.)

     "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the ECU, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 101.)

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (i) and (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 101.)

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such Debt Security into the currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 402.)

     "Conversion Event" means the cessation of use of (i) a Foreign Currency other than the ECU both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that are payable in a Foreign Currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to Sections 1005 and 1006 of the Indenture (which Sections would no longer be applicable to such Debt Securities after such covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of the Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

     Under the Indenture, the Company is required to furnish to the Trustee annually a statement as to performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company is also required to deliver to the Trustee, within five days after occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an Event of Default. (Section 1009.)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or premium, if any, on, or any installment of principal, if any, of or interest on, or any Additional Amounts with respect to, any Debt Security, (b) reduce the principal amount of, or premium or interest on, or any Additional Amounts with respect to, any Debt Security, (c) change the coin or currency in which any Debt Security or any premium or any interest thereon or any Additional Amounts with respect thereto is payable, (d) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Debt Securities (or, in the case of redemption, on or after the Redemption Date or, in the case of repayment at the option of any holder, on or after the date for repayment or in the case of a change in control, after the change in control purchase date), (e) reduce the percentage and principal amount of the outstanding Debt Securities, the consent of whose holders is required in order to take certain actions, (f) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, or (g) modify any of the above provisions. (Section 902.)

     The holders of at least a majority in aggregate principal amount of Debt Securities of any series may, on behalf of the holders of all Debt Securities of such series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008.) The holders of not less than a majority in aggregate principal amount of Debt Securities of any series may, on behalf of all holders of Debt Securities of such series, waive any past default and its consequences under the Indenture with respect to the Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or any interest on or any Additional Amounts with respect to Debt Securities of such series or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Debt Security of any series. (Section 513.)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may, without the consent of the holders of the Debt Securities, consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person that is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801.)

CONCERNING THE TRUSTEE

     Unless otherwise specified in the applicable Prospectus Supplement, The Chase Manhattan Bank, New York, New York, successor to Chemical Bank, will be the Trustee under the Indenture.

                          DESCRIPTION OF CAPITAL STOCK

     The following summaries of the Apache Common Stock, Preferred Stock and Rights (defined below) do not purport to be complete and are qualified in their entirety by reference to the Restated Certificate of Incorporation of the Company and the Rights Agreement dated January 31, 1996, between the Company and Norwest Bank Minnesota, N.A. (the "Rights Agreement"). The Restated Certificate of Incorporation and the Rights Agreement are listed as exhibits to the Registration Statement of which this Prospectus is a part. The summaries use terms which are defined in such exhibits. The following summaries set forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of the Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Preferred Stock so offered will, to the extent not described herein, be described in the Prospectus Supplement relating to such Preferred Stock.

GENERAL

     Under the Company's Restated Certificate of Incorporation, the Company is authorized to issue (i) 215,000,000 shares of Apache Common Stock, of which 97,581,000 shares were outstanding as of March 31, 1997, and (ii) 5,000,000 shares of preferred stock, no par value, none of which are issued and outstanding as of the date of this Prospectus, although 25,000 shares have been designated as Series A Junior Participating Preferred Stock and are reserved for issuance upon exercise of the Rights.

COMMON STOCK

     Holders of Apache Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled, subject to any preferential rights of holders of preferred stock, to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefor. Upon any liquidation or dissolution of the Company, the holders of Apache Common Stock are entitled, subject to any preferential rights of holders of preferred stock, to receive pro-rata all assets remaining available for distribution to stockholders after payment of all liabilities. Apache Common Stock has no preemptive or other subscriptive rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Apache Common Stock.

     All outstanding shares of Apache Common Stock are fully paid and nonassessable. All holders of Apache Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The Board of Directors of the Company is classified into three groups of approximately equal size, one-third elected each year. The stockholders do not have the right to cumulate votes in the election of directors.

     The Company typically mails its annual reports to stockholders within 120 days after the end of its fiscal year. Notices of stockholder meetings are mailed to record holders of Apache Common Stock at their addresses shown on the books of the transfer agent and registrar. Norwest Bank Minnesota, N.A. is the transfer agent and registrar for the Apache Common Stock.

PREFERRED STOCK

     Under the Company's Restated Certificate of Incorporation, the Company is authorized to issue 5,000,000 shares of preferred stock, 25,000 shares of which have been designated as the Company's Series A Junior Preferred Stock, none of which are outstanding as of the date of this Prospectus, however such shares of preferred stock are reserved for issuance upon the exercise of the Rights. The Board, without further action by the stockholders, is authorized to issue shares of Preferred Stock with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock. The Preferred Stock will not be convertible into shares of Apache Common Stock. The particular rights, preferences and privileges of any series of Preferred Stock will be set forth in the applicable Prospectus Supplement. Such preferences and rights as may be established could have the effect of impeding the acquisition of control of the Company. If so specified in the applicable Prospectus Supplement, the Preferred Stock may be represented by Depositary Shares entitling the holder proportionally to all rights and preferences of the Preferred Stock.

RIGHTS

     In December 1995, the Company adopted the Rights Agreement and declared a dividend of one right (a "Right") for each share of Apache Common Stock outstanding on January 31, 1996. Each Right entitles the registered holder to purchase from the Company one ten-thousandth (1/10,000) of a share of Series A Junior Participating Preferred Stock at a price of $100 per one ten-thousandth of a share, subject to adjustment. The Rights are exercisable (and transferable apart from the Apache Common Stock) 10 calendar days following a public announcement that certain persons or groups have acquired 20 percent or more of the outstanding shares of Apache Common Stock or 10 business days following commencement of an offer for 30 percent or more of the outstanding shares of Apache Common Stock. In addition, if the Company engages in certain business combinations or a 20 percent shareholder engages in certain transactions with the Company, the Rights become exercisable for Apache Common Stock or common stock of the corporation acquiring the Company (as the case may be) at 50 percent of the then-market price. Any Rights that are or were beneficially owned by a person who has acquired 20 percent or more of the outstanding shares of Apache Common Stock and who engages in certain transactions or realizes the benefits of certain transactions with the Company will become void. The Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right at any time until 10 business days after public announcement that a person has acquired 20 percent or more of the outstanding shares of Apache Common Stock. The Rights will expire on January 31, 2006, unless earlier redeemed by the Company. Unless the Rights have been previously redeemed, all shares of Apache Common Stock issued by the Company after January 31, 1996 will include Rights. Unless and until the Rights become exercisable, they will be transferred with and only with the shares of Apache Common Stock.

CHANGE OF CONTROL

     The Company's Restated Certificate of Incorporation includes provisions designed to prevent the use of certain tactics in connection with a potential takeover of the Company. Article Twelve of the Restated Certificate of Incorporation generally stipulates that the affirmative vote of 80 percent of the Company's voting shares is required to adopt any agreement for the merger or consolidation of the Company with or into any other corporation which is the beneficial owner of more than 5 percent of the Company's voting shares. Article Twelve further provides that such 80 percent approval is necessary to authorize any sale or lease of assets between the Company and any beneficial holder of 5 percent or more of the Company's voting shares. Article Fourteen of the Restated Certificate of Incorporation contains a "fair price" provision which requires that any tender offer made by a beneficial owner of more than 5 percent of the outstanding voting stock of the Company in connection with any plan of merger, consolidation or reorganization, any sale or lease of substantially all of the Company's assets, or any issuance of equity securities of the Company to the 5 percent stockholder must provide at least as favorable terms to each holder of Common Stock other than the stockholder making the tender offer. Article Fifteen of the Restated Certificate of Incorporation contains an "anti-greenmail" mechanism which prohibits the Company from acquiring any voting stock from the beneficial owner of more than 5 percent of the outstanding voting stock of the Company, except for acquisitions pursuant to a tender offer to all holders of voting stock on the same price, terms and conditions, acquisitions in compliance with Rule 10b-18 of the Exchange Act and acquisitions at a price not exceeding the market value per share. Article Sixteen of the Restated Certificate of Incorporation prohibits the stockholders of the Company from acting by written consent in lieu of a meeting.

     Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15 percent or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The provisions of Section 203 may have the effect of delaying, deferring or preventing a change of control of the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities (i) through underwriters or dealers,
(ii) directly to a limited number of institutional purchasers or to a single purchaser, (iii) through agents designated from time to time, or (iv) through any combination of the above. An accompanying Prospectus Supplement will set forth the terms of the offering of the Securities offered thereby, including the name or names of any underwriters, the purchase price of the Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     If underwriters are used in the sale of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement, the several obligations of the underwriters to purchase any Securities offered thereby will be subject to certain conditions precedent and the underwriters will be obligated to take and pay for all of such Securities, if any are taken.

     Any agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company to such agents will be set forth, in an accompanying Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under such contract will be subject to the condition that the purchase of the offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect to the validity of performance of such contracts.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

     The place and time of delivery for Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

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                                 LEGAL MATTERS

     Certain legal matters regarding the Securities offered hereby have been passed upon for the Company by its Vice President and General Counsel, Z. S. Kobiashvili. As of the date of this Prospectus, Mr. Kobiashvili owns 1,586 shares of Apache Common Stock through the Company's 401(k) savings plan; holds employee stock options to purchase 41,100 shares of Apache Common Stock, of which options to purchase 17,475 shares are currently exercisable, and holds a conditional grant under the Company's 1996 Share Price Appreciation Plan relating to 18,900 shares of Apache Common Stock, none of which is vested. Certain legal matters will also be passed upon for the Company by Woodard, Hall & Primm, P.C., Houston, Texas, and for any of the underwriters or agents by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The audited consolidated financial statements of the Company, incorporated by reference into this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The information incorporated by reference herein regarding the total proved reserves of the Company was prepared by the Company and reviewed by Ryder Scott Company Petroleum Engineers ("Ryder Scott"), as stated in their letter reports with respect thereto, and is so incorporated by reference in reliance upon the authority of said firm as experts in such matters. The information incorporated by reference herein regarding the total estimated proved reserves acquired from Texaco Exploration and Production Inc. was prepared by the Company and reviewed by Ryder Scott, as stated in their letter reports with respect thereto, and is so incorporated by reference in reliance upon the authority of said firm as experts in such matters. The information incorporated by reference herein regarding the total proved reserves of DEKALB was prepared by DEKALB and for the four years ended December 31, 1994 was reviewed by Ryder Scott, as stated in their letter reports with respect thereto, and is so incorporated by reference in reliance upon the authority of said firm as experts in such matters.

     A portion of the information incorporated by reference herein regarding the total proved reserves of Aquila Energy Resources Corporation ("Aquila") acquired by the Company was prepared by Netherland, Sewell & Associates, Inc. ("Netherland, Sewell") as of December 31, 1994, as stated in their letter report with respect thereto, and is so incorporated by reference in reliance upon the authority of said firm as experts in such matters. Netherland, Sewell did not review any of the reserves of Aquila acquired during 1995.

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